Exhibit 3.3

CERTIFICATE OF ELIMINATION

OF

CMGI, INC.

SERIES D PREFERRED STOCK

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware

CMGI, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), does hereby certify:

FIRST: That a meeting of the Board of Directors of the Corporation, the following resolutions were duly adopted setting forth the proposed elimination of the Corporation’s Series D Preferred Stock as set forth herein:

RESOLVED, that no shares of the Series D Preferred Stock are outstanding and none will be issued subject to the Certificate of Designations, Preferences and Rights of the Series D Preferred Stock filed with the Secretary of State of the State of Delaware on August 18, 1999 with respect to such Series D Preferred Stock.

FURTHER RESOLVED, that a Certificate of Elimination be executed and filed with the Secretary of State of the State of Delaware, which shall have the effect when filed in Delaware of eliminating from the Restated Certificate of Incorporation of the Corporation all matters set forth in the Certificate of Designations, Preferences and Rights of the Series D Preferred Stock with respect to such Series D Preferred Stock.

SECOND: None of the designated shares of the Corporation’s Series D Preferred Stock are outstanding and none will be issued subject to the Certificate of Designations, Preferences and Rights of the Series D Preferred Stock filed with the Secretary of State of the State of Delaware on August 18, 1999.

THIRD: In accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this Certificate of Elimination, the Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended to eliminate from the Restated Certificate of Incorporation all matters set forth in the Certificate of Designations, Preferences and Rights of the Series D Preferred Stock with respect to such Series D Preferred Stock, and all shares of Series D Preferred Stock shall resume the status of authorized but unissued shares of preferred stock, $.01 par value per share, of the Corporation.

IN WITNESS WHEREOF, said CMGI, Inc. has caused this certificate to be signed by Peter L. Gray, its Executive Vice President, General Counsel and Secretary, this 26th day of September 2008.

CMGI, INC.

By:	/s/ Peter L. Gray
Executive Vice President, General Counsel and Secretary